EXHIBIT 99.1

China Clean Energy Inc.

Contact:
China Clean Energy Inc.	CCG Investor Relations Inc.
Shannon Yan, CFO	Crocker Coulson, President
Email: shannon.yan@chinacleanenergyinc.com	Phone: +1-646-213-1915
Website: http://www.chinacleanenergyinc.com	Ed Job, CFA
Phone: +1-646-213-1914
Email: ed.job@ccgir.com
Website: http://www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Clean Energy Secures Line of Credit to Support the Ramp-up
of its Jiangyin Plant

Fuqing City, China – April 21, 2009 -- China Clean Energy Inc. (OTC Bulletin Board: CCGY.OB) (“China Clean Energy” or the “Company”) today announced that its wholly-owned subsidiary, Fujian Zhongde Technology Co., Ltd., secured a credit line for up to RMB21 million (equivalent to approximately US$3 million) from Fuzhou City Commercial Bank.

“We are very pleased to secure this line of credit, particularly at a time when many businesses are being impacted by tight credit conditions,” said Tai-ming Ou, the Company’s Chairman and CEO. “This line of credit strengthens our liquidity position as we prepare to ramp-up our new plant, and underscores the confidence shown by our local bank in the soundness of our business plans.”

China Clean Energy expects to use this credit facility partly to complete the new Jiangyin plant and partly to fund the working capital requirements associated with the start up of production for biodiesel and specialty chemicals.  The Company has begun to install equipment in the new plant and anticipates starting the operation in three months’ time.  Recent pictures illustrating progress in the construction of the new plant are available at: http://www.chinacleanenergyinc.com/Picture.htm.

About China Clean Energy:

China Clean Energy, through its wholly-owned subsidiaries, Fujian Zhongde Technology Co., Ltd. and Fujian Zhongde Energy Co., Ltd, is engaged in the development, manufacturing, and distribution of biodiesel and specialty chemical products made from renewable resources. For additional information please visit: http://www.chinacleanenergyinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; weather conditions and other natural disasters that may delay the construction of the Jiangyin plant; the ability of the Company to expand its production capacity; Company’s ability to secure raw material feedstock supplies at economical prices; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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